Exhibit 10.01

CASCADE NATURAL GAS CORPORATION

OFFICER SEVERANCE PAY PLAN

October 1, 2004

Cascade Natural Gas Corporation
a Washington corporation
222 Fairview Avenue North
Seattle, Washington 98109	Company

TABLE OF CONTENTS

ARTICLE 1	Effective Date; Plan Year; ERISA
1.01	Effective Date
1.02	Plan Year
1.03	ERISA
ARTICLE 2	Eligibility and Participation
2.01	Eligible Employees
2.02	Participation
2.03	Determination of Eligibility and Participation
ARTICLE 3	Severance Benefits
3.01	Entitlement to Severance Benefits
3.02	Severance Pay
3.03	Medical Insurance Benefits
3.04	Time and Manner of Payment
3.05	Forfeitability of Severance Benefits
ARTICLE 4	Administration
4.01	Administrator
4.02	The Administrator’s Powers and Duties
4.03	Company Functions
4.04	Claims Procedures
4.05	Appeal Procedures
4.06	Indemnity and Bonding
4.07	Expenses
ARTICLE 5	General Provisions
5.01	Enforceability and Exclusive Benefit
5.02	Amendment and Termination
5.03	Not Contract of Employment
5.04	Unfunded
5.05	Nonassignment
5.06	Applicable Law

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INDEX OF TERMS

Term	Section	Page
Administrator	4.01	6
Average Annual Bonus	3.02-1(c)	4
Company	Preamble	1
Effective Date	1.01	1
Eligible Employee	2.01-1	2
ERISA	1.03-1	1
Participant	2.02	3
Plan Year	1.02	1
Policy	Preamble	1
Regular Pay	3.02-1(b)	4
Workforce Reduction	3.01-1	3
Workforce Reduction Policy	Preamble	1
Years of Credited Service	3.02-1(a)	4

iii

CASCADE NATURAL GAS CORPORATION

OFFICER SEVERANCE PAY PLAN

October 1, 2004

Cascade Natural Gas Corporation
a Washington corporation
222 Fairview Avenue North
Seattle, Washington 98109	Company

The Company provides severance benefits for its employees through termination policies or practices.  The Company adopts this Plan to provide separate severance benefits for officers..  Unless expressly stated otherwise in writing to an individual, benefits under this Plan are in lieu of any other severance benefits that might otherwise be available to the participants. The Plan supersedes and replaces any prior severance pay or workforce reduction policy that apply to officers.

ARTICLE 1
EFFECTIVE DATE; PLAN YEAR; ERISA

1.01        Effective Date

The effective date of the Plan is October 1, 2004.  The benefits of Eligible Employees who receive notice of termination from employment on or after that date shall be determined under this Plan.

1.02        Plan Year

The plan year shall be a calendar year.

1.03        ERISA

1.03-1    The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), providing certain benefits to participants on certain severances from employment.

1.03-2    The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.  The Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception to ERISA in Department of Labor regulations section 2510.3-2(b).

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.01        Eligible Employees

(a)   2.01-1Subject to 2.01-2, “Eligible Employees” are officers selected by the Board of Directors of the Company for participation in the Plan in connection with any force reduction or other designated severance.

2.01-2    Eligible Employees do not include the following:

(a)   An employee who has not completed at least six months of continuous service with the Company.

(b)   An employee whose employment is governed by an individual employment or severance agreement.

(c)   A leased employee treated as an employee solely because of section 414(n) of the Code.

(d)   An individual classified by the Company as an independent contractor or as an employee of an entity that is not the Company, even if it is later determined that the individual was an employee of the Company.

2.02        Participation

Any Eligible Employee whose employment is terminated by reason of a Workforce Reduction is a Participant in the Plan.  A Participant must satisfy the requirements of 3.01 to be entitled to severance benefits under the Plan.

2.03        Determination of Eligibility and Participation

All questions of eligibility and participation of employees shall be determined by the Administrator, whose decision shall be final.

ARTICLE 3
SEVERANCE BENEFITS

3.01        Entitlement to Severance Benefits

3.01-1    Except as provided in 3.01-3, a Participant who receives notice and who is terminated from employment with the Company because of a Workforce Reduction is entitled to the severance benefits described in this Article 3.

3.01-2    A “Workforce Reduction” shall be any elimination of position or reduction in workforce that is specifically designated as a Workforce Reduction by the Company.

3.01-3    Unless otherwise specified by the Company in writing, a Participant shall not be entitled to severance benefits under the Plan if any of the following occur with respect to such Participant:

(a)   Termination of employment related to any transfer of operations or work to a third party, whether by merger, consolidation, spin-off, outsourcing or sale of all or part of the assets or stock of a business unit, or other transaction occurring where the successor or receiving entity or other third party offers the Participant employment in a position determined by the Company to be consistent with the Participant’s qualifications and experience or, in the judgment of the Company, the Participant fails to make good faith efforts to apply for or to obtain an employment offer or discourages the successor or receiving entity or other third party from making an employment offer.

(b)   Transfer to another position with, or reemployment by, or other continuation of employment with, the Company before the Participant’s termination date.

(c)   Voluntary election to retire from employment before the Participant’s termination date.

(d)   Receipt of an offer of severance or other separation benefits under either an individual written agreement with the Company or any voluntary early retirement program maintained by the Company or any severance plan maintained by the Company, other than this Plan.

(e)   Involuntary termination of employment for reasons other than a Workforce Reduction, including, but not limited to, involuntary termination for unsatisfactory performance, unacceptable behavior, misconduct, violations of Company’s policies, or other disciplinary problems.

(f)    Failure to waive all severance benefits under any applicable employment contract or other agreement or plan in exchange for severance benefits under the Plan.

(g)   Failure to execute a waiver and release of claims against the Company in the form provided by the Company within the specified consideration period or execution and later revocation of the waiver and release of claims form within any revocation period stated therein.

(h)   Death or voluntary termination of employment before the date set by the Company for the Participant’s termination due to a Workforce Reduction.

(i)    Other circumstances determined by the Company not to constitute a termination due to a Workforce Reduction as defined in 4.01-1.

3.02        Severance Pay

3.02-1    Subject to 3.02-5, 3.04 and 3.05, Participants who are salaried employees and are eligible for severance benefits under 3.01 shall be entitled to receive a number of weeks of Regular Pay determined on the basis of the Participant’s full Years of Credited Service and annualized Regular Pay at the time of termination; the participant’s Average Annual Bonus, a cash award equal to the amount of COBRA premiums and an outplacement award, all according to the benefit grid in 3.02-2.

(a)   “Years of Credited Service” are the Participant’s actual fully completed years of service with the Company since the Participant’s most recent date of hire.

(b)   “Regular Pay” base pay on the date of termination, excluding any overtime, severance pay, bonuses, commissions, reimbursements, any other allowances and any other type of extra or variable compensation.

(c)   “Average Annual Bonus” means the average of the annual bonuses that the Participant receives for the three fiscal years ending prior to the Participant’s date of termination.

3.02-2    The following benefit grid shall apply only to Participants who are salaried employees at the time employment terminates:

Salary Grade	Severance Payment Basis	Minimum Severance	Maximum Severance	COBRA Allowance (to be paid in cash)	Outplacement
Officer- Grade 14, 15, 16	2 weeks per year of service, plus Average Annual Bonus	26 weeks plus Average Annual Bonus	52 weeks plus Average Annual Bonus	Twelve months	Up to 12 of annual base pay	%
Officer- CEO, CFO, COO level	52 weeks plus Average Annual Bonus	52 weeks plus Average Annual Bonus	52 weeks plus Average Annual Bonus	Twelve months	Up to 15 of annual base pay	%

3.02-3    The COBRA allowance shall be the amount equal to the cost to the Participant of electing to continue health insurance coverage under the Cascade Natural Gas Corporation Employee Benefit Plan for the Participant and the members of the Participant’s family covered under the Employee Benefit Plan on the date the Participant’s employment terminates for the period set out in the schedule.

(a)   No COBRA allowance shall be paid to a Participant who has no health insurance coverage under the Employee Benefit Plan when employment terminates.

(b)   Subject to (a), such payments shall be made regardless whether the Participant elects to continue health coverage under COBRA.

(c)   The COBRA allowance shall be paid in a single lump sum unless the Company elects in its complete discretion, to pay the COBRA allowance in monthly installments.

3.02-4    The outplacement award shall be provided to Participants in accordance with the schedule.  Amounts shall be paid either directly to the provider of outplacement services designated by the Company, or, upon submission by the Participant of evidence of qualified outplacement expenses, by direct payment to the Participant.  The Administrator shall determine whether outplacement expenses are qualified for reimbursement.

3.02-5    The Company may, at its discretion, for any or all classes of Eligible Employees, offer severance pay benefits and other severance benefits different from those stated in 4.02-1.  In that event, the substitute benefits will apply for those employees and benefits shall not be paid.

3.03        Medical Insurance Benefits

Any Workforce Reduction that causes a Participant to lose coverage under one or more group health, dental and health care reimbursement plans sponsored by Company shall be deemed a COBRA qualifying event as of the termination date.  As further described in the COBRA information that will be made available to the Participant at the time of the qualifying event, unless the Participant elects COBRA continuation within the applicable time period, the Participant’s elected health coverage under the group health plans sponsored by Company shall terminate at midnight on the termination date.

3.04        Time and Manner of Payment

3.04-1    Severance pay shall be paid in a lump sum.  Payment will be made as soon as practicable following the later of the Participant’s termination date or the expiration of the revocation period described in the waiver and release of claims form.

3.04-2    The Company may withhold from any amounts paid under the Severance Plan any applicable local, state and federal income and other taxes and such other withholdings as are required by law.

3.04-3    Severance pay shall not be considered part of a Participant’s compensation for purposes of determining the Participant’s benefits under the Company’s 401(k) or retirement plans.

3.05        Forfeitability of Severance Benefits

Any right to severance benefits shall be forfeitable until the Participant has been terminated from employment due to a Workforce Reduction and has satisfied all of the requirements and conditions for entitlement under 3.01.  The Plan may be amended or terminated as provided in Article 5 to partially or wholly eliminate or otherwise change the benefits in 3.02 to the extent they are forfeitable.

ARTICLE 4
ADMINISTRATION

4.01        Administrator

4.01-1    The Plan shall be administered by Company’s Vice-President of Human Resources, who in such capacity shall be the Administrator.

4.01-2    The Administrator may resign on 15 days’ notice to the Company.  The Company may remove the Administrator without having to show cause or provide advance notice.  Any vacancy shall be filled as soon as reasonably practicable.  Until a new appointment is made, the Company shall act as the Administrator.

4.02        The Administrator’s Powers and Duties

4.02-1    The Administrator shall interpret the Plan, decide any questions about the rights of Participants and in general administer the Plan.  Any decision by the Administrator shall be final and bind all parties.  The Administrator shall have absolute discretion to carry out the Administrator’s responsibilities under this section.

4.02-2    The Administrator may delegate all or part of the administrative duties to one or more agents and may retain advisors and agents for assistance.  The Administrator may consult with, and rely upon the advice of counsel, who may be counsel for the Company or any Affiliate.

4.02-3    The Administrator shall be the plan administrator under federal laws and regulations applicable to plan administration.  The Administrator shall be the agent for service of process on the Plan at the Company’s address.

4.03        Company Functions

4.03-1    Except as provided in 4.03-2, all authority of the Company shall be exercised by the President of the Company, as applicable, who may delegate some or all of the authority to any officer.

4.03-2    Subject to 4.03-3, the power to designate officers as Eligible Employees under 2.01-1 and the power to amend or terminate the Plan may be exercised only by the Board of Directors of the Company.

4.03-3    The President may amend the Plan in writing, on advice of counsel, to make technical, administrative or editorial changes to comply with applicable law or to simplify or clarify the Severance Plan.

4.03-4    The Board of Directors of the Company shall have no administrative authority or function with respect to the Plan.  Being a member of the Board shall not, in itself, make a person a plan fiduciary.

4.04        Claims Procedures

4.04-1    Claims for benefits under the Plan shall be governed by these procedures.

(a)   The Administrator shall establish administrative processes and safeguards to ensure and verify that claims decisions are made in accordance with the Plan and that, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants.

(b)   Any person claiming a benefit, or requesting an interpretation, ruling or information, shall present the request in writing to a claims administrator appointed by the Administrator (who may be the Administrator) to decide the claim.

(c)   If any procedure utilized by the claims administrator, including any provision under any Plan document or insurance contract, unduly inhibits or hampers the initiation or processing of a claim under Sections 4.04 and 4.05, the claimant may immediately submit the request in writing to the Administrator.

(d)   Claims or requests under this Plan should be addressed to the Administrator at:

Cascade Natural Gas Corporation

222 Fairview Avenue North

Seattle, WA 98109

Attention: Vice President, Human Resources

4.04-2    For claims processing, the Administrator will establish procedures for determining whether any other individual has been authorized to act on behalf of a claimant.

4.04-3    The Administrator will respond to a claim as follows:

(a)   If the claim is wholly or partially denied, the Administrator will notify the claimant of the adverse determination within a reasonable time not longer than 90 days after the Plan received the claim unless special circumstances require an extension of time.

(b)   The Administrator will notify a claimant in writing of the need for any extension before the end of the initial 90 days and any extension will be no longer than another 90 days after the initial period.

(c)   Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected.

4.04-4    The time periods for determinations under Section 4.04-3 shall run from the time the claim is filed under Section 4.04-1, without regard to whether all needed information is filed.  In case of an extension of time because more information is needed, the period for making the determination will be tolled from the time the claimant is notified of the need until the claimant responds.

4.04-5    The Administrator will provide the claimant with written or electronic notification of any adverse determination on a claim, including:

(a)   The specific reason or reasons for the determination.

(b)   Reference to the specific Plan provisions on which the determination is based.

(c)   A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why it is necessary.

(d)   A description of the review procedures under Section 4.05 and the applicable time limits.

(e)   A statement of the claimant’s right to bring a legal action under ERISA following any adverse determination on review.

4.05        Appeal Procedures

4.05-1    A claimant may request review within 60 days after receiving a notification of an adverse determination on a claim under Section 4.04 and the following shall apply:

(a)   The claimant may submit written comments, documents, records, and other information relating to the claim.

(b)   Upon request and at no charge, the claimant may have copies of any document, record, or other information that:

(1)   was relied on in making the determination;

(2)   was submitted, considered, or generated in the course of making the determination, whether or not relied on; or

(3)   demonstrates compliance with the processes and safeguards under Section 4.04-1(a).

(4)   The Administrator’s review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, whether or not considered in the initial determination.

4.05-2    The Administrator will respond to an appeal as follows:

(a)   The Administrator will notify the claimant of its determination on review within a reasonable time not longer than 60 days after the Plan received the request for review unless an extension of time is required for a hearing or other special circumstances.

(b)   The Administrator will notify a claimant in writing of the need for any extension before the end of the initial 60 days and no extension will be longer than another 60 days after the initial period.

(c)   Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected.

4.05-3    The time period for determinations under Section 4.05-2 shall run from the time an appeal is filed, without regard to whether all needed information is filed.  In case of an extension of time because more information is needed, the period for making the determination will be tolled from the time the claimant is notified of the need until the claimant responds.

4.05-4    The Administrator will provide the claimant with written or electronic notification of its determination on appeal.  If the determination is adverse, the notice will include:

(a)   The specific reason or reasons for the determination.

(b)   Reference to the specific plan provisions on which the determination is based.

(c)   A statement that, upon request and at no charge, the claimant may have copies of any document, record or other information under 4.05-1(b).

4.06        Indemnity and Bonding

4.06-1    The Company shall indemnify and defend any Plan fiduciary who is an officer, director or employee of the Company against any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

(a)   Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the Plan.

(b)   Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

(c)   Coverage shall be reduced to the extent of any insurance coverage.

4.06-2    Plan fiduciaries shall be bonded to the extent required by applicable law.

4.07        Expenses

4.07-1    An Administrator who is employed full-time by the Company shall not be separately compensated for services as the Administrator.  The Administrator shall be reimbursed by the Company for all expenses incurred by the Administrator while acting as the Administrator.

4.07-2    The Company may allocate the cost of any administrative fees or expenses among the Company and adopting Affiliates.  Otherwise, all expenses and fees shall be paid by the Company.

ARTICLE 5
GENERAL PROVISIONS

5.01        Enforceability and Exclusive Benefit

The Company and all adopting Affiliates intend the terms of the Plan, including those relating to the coverage and benefits, to be legally enforceable.  The Company and all adopting Affiliates further intend that the Plan be maintained for the exclusive benefit of Eligible Employees of the Company.

5.02        Amendment and Termination

Subject to 3.05, the Company may amend or terminate the Plan at any time.

5.03        Not Contract of Employment

Nothing in the Plan shall give any employee the right to continue employment.  The Plan shall not prevent discharge of any employee at any time for any reason.

5.04        Unfunded

All benefits payable under the Plan shall be unfunded and shall be payable only from the general assets of the Company.  Participants shall have no interest in any assets of the Company and shall have no rights greater than the rights of any unsecured general creditor of the Company.

5.05        Nonassignment

The rights of a Participant under the Plan are personal.  No interest of a Participant under the Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way.  A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

5.06        Applicable Law

The Plan shall be construed according to the laws of the Washington, except as preempted by federal law.

Adopted:		CASCADE NATURAL GAS CORPORATION

	By	/s/ W. Brian Matsuyama
		W. Brian Matsuyama, President

	Date:	October 22,	2004